Exhibit 99.1

Ohr Pharmaceutical Announces $1,050,000 Private Placement led by Existing Investors

NEW YORK, NY--(Marketwire – 1/03/11) - Ohr Pharmaceutical Inc. (OTC.BB:OHRP), announced that on  December 30, 2010 it sold  4,200,000 shares of its common stock at a price of $0.25 per share to a group of institutional and accredited investors led by existing investors in Ohr. The price per share represented a 19 percent premium to the closing price on December 29, 2010. In addition, the investors will receive 2,520,000 warrants to purchase common stock exercisable at $0.55 for a five year period and are redeemable by the Company if Ohr's common stock trades at or above an average of $1.10 for ten consecutive trading days. The Company did not engage a placement agent for the transaction.

The estimated net proceeds to the Company from the offering was approximately $1.04 million. The Company intends to use the net proceeds from this offering to further the development of its portfolio compounds, OHR/AVR118 and Squalamine, and general corporate purposes.

 “The Company’s ability to raise funds at a premium to the market is a testament to the solid fundamentals of the Company’s development programs and its current undervaluation in the stock market,” said Ira Greenstein, Chairman of the Board of Directors. “This financing, together with the previously announced QTDP grant and current cash position, provides the Company with sufficient capital to fund its development programs for at least 12 months under its current development plan.”

Dr. Irach B. Taraporewala, Ph.D. added, “We are expecting an eventful 2011, with upcoming milestones in our lead development programs and the potential to attract the interest of larger institutional investors and big pharma.”

The Company’s management participated in the private placement.

About Ohr Pharmaceutical Inc.:
Ohr Pharmaceutical Inc. (OTC.BB:OHRP) is focused on the development of two drugs: OHR/AVR 118 for the treatment of cancer cachexia and Squalamine for the treatment of the wet form of age-related macular degeneration (Wet-AMD). Cancer cachexia, the syndrome of body wasting that affects late-stage cancer patients, is a debilitating condition which adversely affects their quality of life. Wet-AMD is a leading cause of vision loss and blindness in the elderly population. The promise shown by Ohr Pharmaceutical's products pipeline offers a new ray of hope to patients suffering from these devastating diseases.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Ohr will be able to sustain operations for expected periods. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Ohr Pharmaceutical Inc.
Sam Backenroth
VP Bus. Development
212-682-8452
Sam@ohrpharmaceutical.com